Exhibit (c)(3)

                           AARP CASH INVESTMENT FUNDS

                              Amended and Restated
                     Establishment and Designation of Series
           of Shares of Beneficial Interest, $0.01 Par Value Per Share

         The undersigned, being a majority of the duly elected and qualified Trustees of AARP Cash Investment Funds, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Amended and Restated Declaration of Trust dated September 23, 1998 (the "Declaration"), having heretofore established and designated the shares of beneficial interest, $0.01 par value per share, of the Trust (the "Shares") into a series (a "Fund"), hereby establish and designate an additional Fund, such Funds to have the following designations and special and relative rights:

1.       The Fund heretofore designated is as follows:

                 AARP High Quality Money Fund

2.       The additional Fund designated hereby is as follows:

                 AARP Premium Money Fund

3. Each Fund shall consist of an unlimited number of Shares. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933,as amended from time to time. Each Share of each Fund shall be redeemable as provided in the Declaration, shall be entitled to one vote (or fractional thereof in respect of a fractional share) on matters on which Shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each Share of a Fund shall be entitled to receive its pro rata share of the net assets of that Fund upon liquidation of that Fund. Upon redemption of a Shareholder's Shares or indemnification for liabilities incurred by reason of a Shareholder's being or having been a shareholder of a Fund, or the entry of a final judgment in favor of a Shareholder by reason of being or having been a Shareholder of the Fund, such Shareholder shall be paid solely out of the property of the Fund.

4. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one Fund, in which case only the Shareholders of such Fund shall be entitled to vote thereon. Unless otherwise determined by the Trustees, any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees may, in conjunction with the establishment of any additional series or class of shares of the Trust, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

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5.       The Shares of the AARP High Quality Money Fund outstanding, and the assets and liabilities of such Fund shown on the books of the Trust, as of the close of business on the date hereof shall be unaffected by this instrument.

6. After the close of business on the date hereof, the assets and liabilities of the Trust shall be allocated among the Funds as set forth in
Section 5.11 of the Declaration of Trust, except as provided below.

         (a) Costs incurred by the Trust on behalf of AARP Premium Money Fund in connection with the organization, registration and public offering of shares of such Fund shall be allocated to the Fund unless assumed by another party or otherwise required by applicable law or generally accepted accounting principles.

         (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on the basis of their relative average daily net assets.

         (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds.

7. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund provided that such change shall not adversely affect the rights of Shareholders of a Fund.

The foregoing shall be effective upon execution.

                                     AARP CASH INVESTMENT FUNDS


                                     ----------------------------
                                     Carole Lewis Anderson, as Trustee


                                     ----------------------------
                                     Adelaide Attard, as Trustee


                                     ----------------------------
                                     Robert Butler, as Trustee

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                                     ----------------------------
                                     Linda C. Coughlin, as Trustee


                                     ----------------------------
                                     Horace Deets, as Trustee


                                     ----------------------------
                                     Edgar R. Fiedler, as Trustee


                                     ----------------------------
                                     Eugene P. Forrester, as Trustee


                                     ----------------------------
                                     George L. Maddox, Jr., as Trustee


                                     ----------------------------
                                     Robert J. Myers, as Trustee


                                     ----------------------------
                                     James H. Schulz, as Trustee


                                     ----------------------------
                                     Gordon Shillinglaw, as Trustee


                                     ----------------------------
                                     Jean Gleason Stromberg, as Trustee


Dated December 16, 1998

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